Exhibit 99.1

Cytokinetics, Incorporated Robert I. Blum EVP, Corporate Development and Commercial Operations & CBO (650) 624-3000	Burns McClellan, Inc. Clay A. Kramer (investors) Justin Jackson (media) (212) 213-0006
CYTOKINETICS, INCORPORATED REPORTS
SECOND QUARTER 2005 FINANCIAL RESULTS
Company Announces the Initiation of Two Additional Clinical Trials for Ispinesib
and the Advancement of its Lead Cardiac Myosin Activator, CK-1827452
     SOUTH SAN FRANCISCO, CA, JULY 27, 2005 - Cytokinetics, Incorporated (Nasdaq: CYTK) reported revenues from research and development collaborations of $2.3 million for the second quarter of 2005. Net loss for the second quarter of 2005 was $10.5 million, or $0.37 per share. As of June 30, 2005, cash, cash equivalents, restricted cash and marketable securities totaled $94.2 million.
     “We are pleased to report the initiation of two additional clinical trials involving ispinesib, our novel kinesin spindle protein (KSP) inhibitor, bringing the number of ongoing Phase II clinical trials being conducted either by GlaxoSmithKline (GSK) or the National Cancer Institute (NCI) for our leading drug candidate to eight in multiple settings of advanced cancer,” stated James H. Sabry, M.D., Ph.D. President and Chief Executive Officer. “In addition, interim Phase I data relating to SB-743921 were presented at the recent American Society of Clinical Oncology meetings. Furthermore, we made significant progress in setting the stage for the initiation of a clinical trial for CK-1827452, our lead cardiac myosin activator. We look forward to initiating clinical trials of this compound, our third drug candidate, in 2005.”
Company Highlights
•	In June, GlaxoSmithKline (GSK) completed patient treatment in the platinum-refractory arm of a Phase II clinical trial evaluating ispinesib as monotherapy in the second-line treatment of patients with non-small cell lung cancer (NSCLC). GSK is collecting data from the investigative centers and will be meeting with Cytokinetics to evaluate data arising from this arm of the study. Data relating to the safety, tolerability and potential efficacy of ispinesib in platinum-refractory patients enrolled in this Phase II study are expected to be announced during the third quarter. GSK continues to enroll patients in the platinum-sensitive arm of this clinical trial; data from this arm of the clinical trial are expected by the year end.
•	GSK continued to enroll patients in two additional Phase II clinical trials, one evaluating ispinesib as second-line treatment for patients with advanced ovarian cancer and the other evaluating ispinesib as second- or third-line line treatment for patients with advanced breast cancer. Data from both of these Phase II clinical trials are anticipated in 2005.
•	GSK continued to enroll patients in three dose-escalating Phase Ib clinical trials. Each of these clinical trials are designed to evaluate the safety, tolerability, and pharmacokinetics of ispinesib in combination with a leading anti-cancer therapeutic, one in combination with carboplatin, the second in combination with capecitabine, and the third in combination with docetaxel. Data from each of these clinical trials are anticipated in 2005.
•	The National Cancer Institute (NCI), in collaboration with GSK, initiated patient enrollment in two additional Phase II clinical trials of ispinesib. One clinical trial is evaluating the potential efficacy of ispinesib in the first-line or second-line treatment of patients with head and neck cancers. The other clinical trial is evaluating the potential efficacy of ispinesib for the second-line treatment of patients with hormone-refractory prostate cancer.
•	The NCI continued to enroll patients in three additional Phase II clinical trials evaluating the potential efficacy of ispinesib in the second-line treatment of patients with colorectal cancer, in the first-line treatment of patients with hepatocellular cancer and in the first-line treatment of patients with melanoma. In addition, the NCI plans to initiate

Cytokinetics Q2 Financials Press Release
July 27, 2005

an additional Phase II clinical trial to evaluate the potential efficacy of ispinesib as second-line treatment of patients with renal cell cancer.
•	The NCI continued patient enrollment in two additional Phase I clinical trials designed to evaluate the safety, tolerability and pharmacokinetics of ispinesib on an alternative dosing schedule. One clinical trial is enrolling patients with advanced solid tumors that have failed to respond to all standard therapies and the other clinical trial is enrolling patients with acute leukemia, chronic myelogenous leukemia or advanced myelodysplastic syndromes.
•	Data relating to SB-743921, a second KSP inhibitor, were presented at the 2005 Annual Meeting of the American Society of Clinical Oncology (ASCO) in May. The data presented were from 20 patients who collectively had a variety of advanced solid tumors and received doses of SB-743921 intravenously every 21 days. While determination of the maximum tolerated dose (MTD) is still ongoing, SB-743291 appears to have an acceptable tolerability profile for patients suffering from advanced solid tumors. Notably, neurotoxicities, mucositis, thrombocytopenia, alopecia and nausea/vomiting requiring pre-medication were not observed. The dose-limiting toxicities observed to date are prolonged neutropenia, febrile neutropenia (with or without infection), elevated transaminases, hyperbilirubinemia and hyponatremia.
•	Cytokinetics continued preclinical development activities with CK-1827452, a novel cardiac myosin activator, discovered as a potential treatment for heart failure and selected for development earlier this year. During the second quarter, the company qualified an investigative site in the United Kingdom for the first clinical trial of CK-1827452 under an Investigational Medicinal Product Dossier (IMPD). The center is qualified for the Phase I clinical trial we have designed which requires careful timing of blood sampling, electrocardiography and echocardiography and other careful measurements. The Phase I clinical trials program is expected to commence in 2005. Preclinical data relating to CK-1827452 will be presented at the Heart Failure Society of America Annual Meeting in September.
Financials
     Revenues from research and development collaborations for the second quarter of 2005 were $2.3 million, compared to revenues in the second quarter of 2004 of $2.9 million. Revenues included payments for research collaborations with GSK and AstraZeneca. The decline in collaborative research revenues for the second quarter of 2005, as compared to the second quarter of 2004, was primarily the result of a reduction in funding of $0.6 million by GSK in the second quarter of 2005.
     Total research and development (R&D) expenses for the second quarter of 2005 were $10.0 million compared to $9.8 million for the same period in 2004.
     Total general and administrative (G&A) expenses for the second quarter of 2005 were $3.4 million compared to $2.6 million in the second quarter of 2004. The increased spending in the second quarter of 2005, over the second quarter in 2004 was primarily due to increased personnel expenses and additional outside services associated with the cost of being a public company.
     The net loss for the three months ended June 30, 2005, was $10.5 million, or $0.37 per share. This compares to a net loss for the same period in 2004 of $9.2 million, or $0.46 per share.
     Cytokinetics also reported results of its operations for the six months ended June 30, 2005. Revenues from research, development collaborations and grants for the six months ended June 30, 2005 were $4.9 million, compared to revenues of $8.8 million for the same period in 2004. The decline in collaborative research revenues for the first six months of 2005, as compared to the same period in 2004, was primarily the result of the receipt of a $3.0 million milestone from GSK for the initiation of Phase II clinical trials for ispinesib earned in the first quarter of 2004, along with a decrease in funding of $0.8 million in the first six months of 2005.
     Total R&D expenses for the six months ended June 30, 2005 were $20.6 million, compared to $19.1 million for the same period in 2004. Expenses related to the development of the company’s drug candidates for the treatment of congestive heart failure and expenses related to research programs were the primary reasons for the increased spending in 2005.
     Total G&A expenses for the six months ended June 30, 2005 were $6.5 million compared to $5.1 million for the same period in 2004. The increased spending in the first six months of 2005, over the same period in 2004, was primarily due to increased personnel expenses and additional outside services associated with the cost of being a public company.

Cytokinetics Q2 Financials Press Release
July 27, 2005

     The net loss for the six months ended June 30, 2005, was $21.1 million, or $0.74 per share. This compares to a net loss for the same period in 2004 of $15.2 million, or $1.35 per share. The per share amounts for the first six months of 2004 were derived from the weighted average shares of common stock outstanding for the period, and does include the preferred shares outstanding that converted to common stock subsequent to the company’s initial public offering on April 29, 2004.
Company Milestones for 2005
Oncology
Ispinesib (SB-715992):
•	Data anticipated from the Phase II clinical trial of second-line therapy in patients with NSCLC.
•	Data anticipated from the Phase II clinical trial of second- or third-line therapy in patients with advanced breast cancer.
•	Data anticipated from the Phase II clinical trial of second-line therapy in patients with advanced ovarian cancer.
•	Data anticipated from three Phase Ib clinical trials evaluating ispinesib in combination with docetaxel, in combination with capecitabine, or in combination with carboplatin, respectively.
     Ispinesib is being evaluated in a clinical trials program that consists of nine Phase II studies and five Phase I or Ib studies. As data become available in 2005 and afterwards, these clinical trials may help us to identify those tumor types and treatment schedules that are the most promising for the continued development of ispinesib.
SB-743921:
•	Data anticipated from the Phase I clinical trial.
     The above clinical trial milestones for the oncology program are based on information provided by our strategic partner GSK.
Cardiovascular
CK-1827452:
•	Advance the drug candidate into human clinical trials.
Conference Call and Webcast Information
     The conference call will be simultaneously webcast and can be accessed in the Investor Relations section of Cytokinetics’ website at www.cytokinetics.com. The live audio of the conference call is also accessible via telephone to investors, members of the news media and the general public by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (International) and typing in the passcode 7875151.
     An archived replay of the webcast will be available via Cytokinetics’ website until August 27, 2005. The replay will also be available via telephone by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (International) and typing in the passcode 7875151 from July 27, 2005 at 6:45 p.m. Eastern Time until August 4, 2005.
About Cytokinetics
     Cytokinetics is a leading biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, cardiovascular disease and other diseases. Cytokinetics has developed a cell biology driven approach and proprietary technologies to evaluate the function of many interacting proteins in the complex environment of the intact human cell. Cytokinetics employs the PUMA™ system and Cytometrix™ technologies to enable early identification and automated prioritization of compounds that are highly selective for their intended protein targets without other cellular effects, and may therefore be less likely to give rise to clinical side effects. Cytokinetics and GlaxoSmithKline have entered into a strategic alliance to discover, develop and commercialize small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. GlaxoSmithKline is conducting Phase II and Phase Ib clinical trials for ispinesib (SB-715992) and a Phase I clinical trial for SB-743921, each a drug candidate that has emerged from the strategic alliance. Cytokinetics’ heart failure program is the second program to leverage the company’s expertise in cytoskeletal pharmacology. Cytokinetics expects to

Cytokinetics Q2 Financials Press Release
July 27, 2005

enter human clinical trials in 2005 to evaluate CK-1827452, a novel small molecule cardiac myosin activator, for the treatment of heart failure. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.
     This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the expected timing, scope and results of our and our partners’ clinical development and research programs, statements regarding upcoming presentations of clinical trial result, preclinical data and initiation of clinical trials, and statements regarding the potential benefits of our drug candidates and potential drug candidates and the enabling capabilities of our proprietary technologies. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to decisions by GSK or the NCI to postpone or discontinue development efforts for one or more compounds, and other potential difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance, including the risks relating to uncertainty of patent protection for Cytokinetics’ intellectual property or trade secrets, Cytokinetics’ ability to obtain additional financing if necessary and to pay unanticipated development and other costs, difficulties or delays in patient enrollment for clinical trials and unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.
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Cytokinetics Q2 Financials Press Release
July 27, 2005

Condensed Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Revenues:
Research and development and grant revenues	$1,641	$2,200	$3,513	$7,367
License revenues	700	700	1,400	1,400

Total revenues	2,341	2,900	4,913	8,767

Operating Expenses:
Research and development	10,039	9,777	20,576	19,137
General and administrative	3,403	2,644	6,546	5,119

Total operating expenses	13,442	12,421	27,122	24,256

Operating loss:	(11,101)	(9,521)	(22,209)	(15,489)

Interest and other income	688	416	1,400	590
Interest and other expense	(127)	(126)	(261)	(264)

Net loss	$(10,540)	$(9,231)	$(21,070)	$(15,163)

Net loss per common share — basic and diluted	$(0.37)	$(0.46)	$(0.74)	$(1.35)

Weighted average shares used in computing net loss per common share — basic and diluted	28,513,959	20,187,814	28,447,164	11,254,899

Cytokinetics Q2 Financials Press Release
July 27, 2005

Condensed Balance Sheet Data
(in thousands)
(unaudited)

	June 30,	December 31,
	2005	2004
Assets

Cash and cash equivalents	$10,910	$13,061

Short term investments	78,191	92,637

Other current assets	3,181	3,369

Total current assets	92,282	109,067

Long term investments	—	4,555

Property and equipment, net	6,368	7,336

Restricted investments	5,136	5,980

Other assets	1,416	1,163

Total assets	$105,202	$128,101

Liabilities and stockholders’ equity

Current liabilities	$10,476	$11,039

Long-term obligations	6,868	9,506

Stockholder’s equity	87,858	107,556

Total liabilities and stockholders’ equity	$105,202	$128,101